SMITH HELMS MULLISS & MOORE, L.L.P.
                        Attorneys at Law
                     Post Office Box 31247
                 Charlotte, North Carolina 28231

                       (tel) 704-343-2000
                       (fax) 704-334-8467


                          May 29, 1998


First Charter Corporation
22 Union Street, North
Concord, North Carolina 28025


    Re:  Registration Statement on Form S-8
         179,180 Shares of Common Stock
         Stock Option Plan for Non-Employee Directors

Ladies and Gentlemen:

    In connection with the possible offering and sale from time to time of up to 179,180 shares of the common stock (the "Shares") of First Charter Corporation (the "Corporation"), upon the terms and conditions set forth in the Registration Statement on Form S-8 (the "Registration Statement"), filed on May 29, 1998 by the Corporation with the Securities and Exchange Commission under the Securities Act of 1933, as amended, and the prospectus constituting a part thereof (the "Prospectus"), we are of the opinion that when (a) the Registration Statement shall become effective, and (b) the Shares have been sold upon the terms and conditions set forth in the Registration Statement and the Prospectus, the Shares will be validly authorized and legally issued, fully paid and nonassessable.

    We hereby consent (1) to be named in the Registration Statement and in the Prospectus as attorneys who will pass upon the legality of the Shares and (2) to the filing of a copy of this opinion as Exhibit 5.1 of the Registration Statement.

                        Very truly yours,

                        /s/ SMITH HELMS MULLISS & MOORE, L.L.P.